Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this annual report on Form 20-F of our report dated November 29, 2018 relating to the consolidated financial statements of Tanzanian Royalty Exploration Corporation for the years ended August 31, 2018 and 2017, which appears in Tanzanian Royalty Exploration Corporation’s Annual Report on Form 20-F for the year ended August 31, 2018 and which is incorporated by reference to Tanzanian Royalty Exploration Corporation’s Registration Statements on Form F-3 (File Nos. 333-213604; 333-213834 and 333-226949) and to the reference to us under the heading “Experts” in the Prospectus of such Registration Statements.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Professional Accountants

Vancouver, Canada

November 29, 2018